EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

The Registrant has three subsidiaries, Unity Bank, Unity (NJ) Statutory Trust II and Unity Risk Management, Inc. Unity Bank has one subsidiary, Unity Investment Services, Inc. Unity Investment Services, Inc. has one subsidiary, Unity Delaware Investment 2, Inc., which has one subsidiary, Unity NJ REIT, Inc.